Exhibit 10.56
ENERGIZER HOLDINGS, INC.
EXECUTIVE HEALTH PLAN
2009 RESTATEMENT
     Energizer Holdings, Inc. (the “Company”) established the Energizer Holdings, Inc. Executive Health Plan (the “Plan”), effective as of April 1, 2000, to provide medical, dental and vision benefits for eligible employees and their eligible dependents and eligible retirees.
     The Energizer Plans Administrative Committee appointed by the Company (“EPAC”) is authorized to amend the Plan as it may deem appropriate.
     EPAC now wishes to amend and restate the Plan. This 2009 Restatement of the Plan is effective as of January 1, 2009, unless specifically provided otherwise.
I . DEFINITIONS
     1.1 “Affiliated Company” means those domestic corporations in which the Company owns directly or indirectly more than 50% of the voting stock, or any other entity so designated by the Committee.
     1.2 “Committee” means the Energizer Plans Administrative Committee, its designee, or any successor to such Committee.
     1.3 “Company” means Energizer Holdings, Inc. and any successor thereto.
     1.4 “Covered Employee” means an individual who is:
(a)	employed by a Participating Employer;

(b)	one of a select group of management or highly-compensated employees; and

(c)	designated by the Chief Executive Officer of the Company as eligible to participate in the Plan.
     1.5 “Covered Expenses” are expenses incurred for medical, dental, vision care services and supplies. This includes usual and customary charges in conjunction with diagnosis, cure, mitigation or treatment of a sickness, injury or preventive treatment associated with an illness. (A usual and customary allowance is the fee most frequently charged for a similar service or supply in a geographic area. The fees are updated on a regular basis to adjust for changes.)
     1.6 “Covered Individual” is a Covered Employee, a Dependent of a Covered Employee, or a Retired Employee.
     1.7 A “Dependent” of a Covered Employee is eligible for coverage under this Plan if such Dependent is:

(a)	An individual defined in the Energizer Health Care Program as an Eligible Dependent. This includes the Covered Employee’s spouse and unmarried children under 19 years of age. “Children” means the Covered Employee’s biological children, children who have been legally adopted by the Covered Employee or who have been placed with the Covered Employee for adoption, foster children, or stepchildren living in the Covered Employee’s household, dependent upon the Covered Employee for principal support, and
(1)	related to the Covered Employee by blood or marriage,

(2)	under the Covered Employee’s legal guardianship, or

(3)	for whom the Covered Employee has a legal obligation for total or partial support.
(b)	A full-time, unmarried student who is a Dependent of a Covered Employee regardless of age, provided the student is enrolled in an accredited educational institution, and receives primary support from the Covered Employee or from a covered surviving spouse.

(c)	A former spouse of a Covered Employee provided the divorce decree became final after April 1, 1977, and the former spouse was covered as a Dependent under this Plan prior to the divorce.

(d)	A surviving spouse and Dependents of a Covered Employee who died on or after July 21, 1988, and who at the time of death had a minimum of two years of service with Eveready Battery Company, Inc. or any predecessor company.
     1.8 “Employee” means an individual employed by a Participating Employer and who is one of a select group of management or highly-compensated employees.
     1.9 “Family Unit” is the Covered Employee and covered Dependents.
     1.10 “Participating Employer” means the Company and any Affiliated Company that adopts the Plan with the consent of the Company.
     1.11 “Plan” means the Energizer Holdings, Inc. Executive Health Plan.
     1.12 “Retired Employee” means:
(a)	an officer of Eveready Battery Company, Inc. or any predecessor company who retired between January 1, 1979 and July 31, 1980, and who at the time of retirement was not eligible for coverage under the Plan as a Retired Employee; or

(b)	a former Covered Employee:

(1)	who did not terminate from a Participating Employer by reason of a divestiture, spinoff or other disposition of a subsidiary, division or other business unit; and

(2)	who:
(a)	prior to March 29, 2003, retired or terminated after age 55 with at least two years of continuous service;

(b)	prior to March 29, 2003, was terminated involuntarily after attaining a combination of age and years of service totaling at least 80; or

(c)	is designated by the Chief Executive Officer of the Company as eligible to participate in this Plan as a Retired Employee.
II . ELIGIBILITY
     2.1 A Covered Employee under the Plan on December 31, 2008, who was employed by a Participating Employer on January 1, 2009, shall continue to be a Covered Employee under the Plan on January 1, 2009, subject to the termination of coverage provisions. Any other Employee shall be eligible for coverage under the Plan only if designated by the Chief Executive Officer of the Company as eligible for coverage under the Plan.
     2.2 A Retired Employee who is a Covered Individual under the Plan on December 31, 2008 shall continue to be a Covered Individual under the Plan on December 31, 2009, subject to the termination of coverage provisions. Any other Retired Employee shall be eligible for coverage under the Plan only after meeting the requirements of Section 1.12.
     2.3 The Covered Individuals described in Sections 2.1 and 2.2 above must participate in the Energizer Health Care Program as a prerequisite for Plan participation. Retired Employees who are ineligible to participate in the Energizer Health Care Program must contribute the amount specified in Section 3.2 of the Plan.
     2.5 Individuals employed by a foreign affiliate of a Participating Employer who are not U.S. citizens and who are designated as Covered Individuals in this Plan must be covered by the available overseas health coverage or the Energizer Health Care Program as a prerequisite for Plan participation.
III . CONTRIBUTIONS
     3.1 Covered Employees are not required to pay contributions for their Plan coverage or that of their Dependents. However, they are required to pay contributions for their Energizer Health Care Program coverage.
     3.2 Retired Employees who participate in the Energizer Health Care Program are not required to pay contributions for their Plan coverage. Retired Employees who are ineligible to participate in the Energizer Health Care Program must contribute the rate being charged for high option retiree coverage under the Energizer Health Care Program (contact the Committee for the current rates).
     3.3 The surviving spouse of a Covered Employee who dies prior to retirement must pay premiums equal to those being charged to Covered Employees participating in the Energizer Health Care Program until the date on which the deceased Covered Employee would have been 65 years old. A surviving child who continues to meet the eligibility requirements for a Dependent under this Plan is also subject to the same contribution requirements.
IV . EFFECTIVE DATE OF COVERAGE
     4.1 The effective date of coverage for Covered Individuals under the Plan on December 31, 2008 shall be the date such Covered Individual was first eligible to participate in the Plan.
     4.2 On or after January 1, 2009, the effective date of coverage for an Employee shall be the date the Employee is designated by the Chief Executive Officer of the Company as eligible for coverage under the Plan.
     4.3 On or after January 1, 2009, the effective date of coverage for a Dependent shall be the date the Dependent satisfies the eligibility requirements under the Plan.
     4.4 On or after January 1, 2009, the effective date of coverage for a Retired Employee shall be the date the Retired Employee satisfies the eligibility requirements under the Plan.
V . BENEFITS PAYABLE
     The benefits payable under this Plan are the Covered Expenses incurred for medical, dental and vision care expenses defined in Section 213(e) of the Internal Revenue Code of 1986, as amended, and in Treasury Regulations §1.213-1, as amended.
     Examples of expenses which may be considered Covered Expenses are expenses incurred for the following medical, dental or vision care, services and supplies:

•	Ambulance	•	Artificial limbs
•	Chiropodists	•	Chiropractors
•	Crutches	•	Diagnostic services
•	Doctors	•	Hospital Care — room and board
•	Laboratory services	•	Prescription drugs
• •	Nurses — services rendered by a Registered Nurse, Licensed Practical Nurse, or a Practical Nurse if an RN or LPN is not available (including nurses’ room and board paid by the Employee)
	Special medical equipment	• • • • •	Physicians Psychiatrists Podiatrists Osteopaths Psychologists
		•	Surgeons

• •	Special food or beverages prescribed for the treatment of an illness Eye care	• • •	Therapy X-ray services Dental care
•	Guide dogs for the blind and deaf	•	Transportation expenses for medical care

     Claims for expenses incurred in making a capital expenditure or improvement to real estate must be approved by the Committee in advance of such expenditure.
VI . MAXIMUM BENEFIT FOR A COVERED EMPLOYEE’S FAMILY UNIT
     6.1 The maximum calendar-year benefit payable to a Covered Employee and his/her Dependents from the Plan is $50,000 for the Family Unit as a whole. The maximum calendar-year benefit payable to his/her divorced spouse and his/her Dependents from the Plan is $25,000 for the Family Unit as a whole.
     6.2 The Dependents of a Covered Employee who meet the criteria under Section 1.6(d) herein will be entitled to coverage limits equal to those provided in the Energizer Health Care Program in addition to the annual maximum coverage limits affected in this Plan.
VII . MAXIMUM BENEFIT FOR A RETIRED EMPLOYEE’S FAMILY UNIT
     7.1 The maximum calendar-year benefit payable to a Retired Employee and his/her surviving Dependents is $50,000 for the family unit as a whole. This maximum calendar-year benefit is in addition to the $1,000,000 lifetime maximum from the underlying coverage for a Retired Employee under the Energizer Health Care Program. Covered Employees who are eligible for coverage as a Retired Employee under the Energizer Health Care Program must participate in order to receive coverage as a Retired Employee under the Plan. A Retired Employee must enroll in the high option retiree coverage.
     7.2 A Retired Employee who is ineligible for the Energizer Health Care Program but who participates in this Plan, is eligible for a $1,000,000 lifetime benefit for all covered medical expenses. However, such a Retired Employee is not eligible for the $50,000 calendar-year benefit after the $1,000,000 lifetime maximum has been exhausted. A $25,000 maximum calendar-year benefit will be payable to his/her divorced spouse(s) or Dependent(s) other than a surviving spouse.
     7.3 Individuals who retire from a foreign affiliate of a Participating Employer who are not U.S. citizens are not eligible for coverage under this Plan as a Retired Employee.
VIII . EXCEPTIONS
     Benefits will not be payable under this Plan for expenses incurred for or in connection with:

     8.1 Medical care, services and supplies for which no charge is made or for which the Covered Individual is not, in the absence of this coverage, legally obligated to pay.
     8.2 Medical care, services and supplies which are furnished by a hospital or facility operated by or at the direction of the U.S. Government or any authorized agency thereof, or furnished at the expense of such Government or Agency, or by a doctor employed by such a hospital or facility, unless (1) the treatment is of an emergency nature, and (2) the Covered Individual is not entitled to such treatment without charge by reason of status as a veteran or otherwise.
     8.3 Medical care, services or supplies to the extent that they are paid for, payable or furnished (1) pursuant to any plan or program administered by a National Government or Agency thereof or with funds received from taxation or contributions collected pursuant to legislation by a National Government, or (2) pursuant to any State Cash Sickness law or laws of a similar character, including any group insurance policy approved under such a law.
     8.4 Blood or blood plasma for which the hospital or other supplier makes a refund or allowance to or on behalf of the Covered Individual either as a result of the operation of a group blood bank or otherwise, but only to the extent of the refund or allowance.
     8.5 Sickness covered by Workers’ Compensation law, occupational disease law, or laws of similar character, or injury arising out of or in the course of any occupation or employment for compensation, profit or gain.
     8.6 Charges resulting from an injury, sickness, or pregnancy for which a Covered Individual received any medical care or services within the three month period immediately before becoming a Covered Individual under this Plan until the earlier of:
(a)	the end of a period of 12 consecutive months during which the Covered Individual has not received in connection with such injury, sickness, or condition any medical, surgical, hospital or nursing services or treatment of any kind or any drugs or medicine lawfully obtainable only upon prescription of a doctor; or

(b)	the end of a period of 12 consecutive months during which the Covered Individual has been continuously covered under this Plan.
The following charges shall not be subject to this exception 8.6:
(1)	charges for professional services and supplies related to care and treatment of teeth or nerves connected to teeth, and

(2)	charges incurred by an individual who was covered under the Energizer Health Care Program on the date immediately preceding the day his/her Plan coverage became effective under this Plan, to the extent that the requirements of exception 8.6 have been satisfied under the Energizer Health Care Program.

     8.7 Medical care, services and supplies to the extent that they are paid for or payable under the Energizer Health Care Program.
     8.8 Use of a Christian Science Practitioner.
     8.9 Insurance premiums for hospitalization, medical, dental or vision care; or for pre-paid medical, dental or vision care. Included in this exclusion are premiums paid for participation in the Energizer Health Care Program as either a Covered Employee or a Retired Employee.
IX . TERMINATION OF COVERAGE
     A Covered Individual’s coverage under the Plan will terminate on the earlier of the following dates:
(a)	The date the Covered Individual ceases to be eligible for coverage;

(b)	The date of termination of this Plan; or

(c)	The date the Covered Individual is designated by the Chief Executive Officer of the Company as ineligible to participate in the Plan.
X . TERMINATION OF DEPENDENT COVERAGE
     The coverage of each Dependent of a Covered Employee terminates on the earliest of the following dates:
     10.1 The date the Covered Employee’s coverage terminates except as noted in Section 10.3 below for Dependents of a deceased Covered Employee.
     10.2 The date a Dependent ceases to be eligible under the Plan; provided that a covered unmarried child who (1) before the date he ceases to be eligible due to attaining age 19, becomes incapable of self-sustaining employment by reason of mental or physical handicap, and (2) is dependent upon the Covered Employee for his principal support and maintenance, will not cease to qualify solely because of attained age while that Dependent remains incapacitated and dependent provided initial proof of incapacity and dependency status is submitted to the Committee not more than 31 days after such Dependent would cease to be eligible by reason of attained age.
     10.3 With respect to the coverage of a former spouse of a Covered Employee, or a surviving spouse, and surviving children of a deceased Covered Employee who at the time of death had a minimum of two years of service, upon the earliest of the following: (1) the date a former spouse or surviving spouse remarries or dies, or (2) the 65th birthday of a former spouse, or (3) the date a former spouse becomes eligible for government-sponsored medical benefits. If a surviving spouse dies while a child is covered under the Plan, the child will remain eligible as long as he or she qualifies as a Dependent.

     The insurance of a former spouse will not terminate upon termination of insurance of the Covered Employee if at the time the divorce decree became final the Covered Employee was age 55 or over and had 20 years or more of service.
     10.4 With respect to a Dependent who is a full-time, unmarried student, the earlier of (1) the end of a ninety-day period immediately following the date the Dependent ceases to be enrolled as a student, or (2) the date the Dependent becomes eligible under any other group medical plan or program.
XI . CONTINUATION OF HEALTH COVERAGE
     As required by the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Plan will allow continued health coverage for a Covered Employee and the Covered Employee’s eligible Dependents, under certain circumstances.
     WHEN DOES THE CONTINUATION PROVISION APPLY?
     The continuation provision applies when a Covered Employee or an eligible Dependent experiences a situation — called a “qualifying event” — which would normally result in the loss of health coverage under the Plan for the Covered Employee or the covered Dependent. In such a situation the Covered Employee may elect to continue his/her present coverage for a specified period. Qualifying events include:
(a)	the termination of the Covered Employee’s employment, either voluntary or involuntary (unless the Covered Employee is discharged for gross misconduct);

(b)	a reduction in the Covered Employee’s work hours.
     Also, Dependents may continue their present coverage for a specified period in the event of the Covered Employee’s:
(1)	death,

(2)	termination of employment (for reasons other than the Covered Employee’s gross misconduct) or reduction in work hours,

(3)	divorce,

(4)	entitlement to Medicare, or

(5)	Dependent child’s ceasing to meet the definition of a Dependent under the Plan.
     HOW MUCH DOES CONTINUED COVERAGE COST?
     The Covered Employee is required to pay the Plan’s full cost of continued coverage plus a 2% charge to cover the cost of administration. The Covered Employee will be asked to pay for the coverage in monthly installments and his/her first payment must begin no later than 45 days after the date that he/she elects continued coverage. The Committee can provide the Covered Employee with current cost information.
     CAN THE COVERED EMPLOYEE CONTINUE FULL HEALTH COVERAGE?
     If the Covered Employee chooses continued coverage, the Covered Employee and his/her covered Dependents will be entitled to the same coverage the Covered Employee and his/her covered Dependents had the day prior to the qualifying event, and the Covered Employee or his/her covered Dependents will not be asked to furnish a statement of health. If the Covered Employee or his/her Dependents do not choose continued coverage, Plan coverage will end for the applicable Covered Individual on the day the qualifying event occurred.
     HOW LONG IS COVERAGE CONTINUED?
     Coverage may be continued for 18 months after the date of the qualifying event in the case of termination of employment or reduction of hours, and 29 or 36 months for all other events listed. If a covered Dependent becomes entitled to continued coverage because of termination of the Covered Employee’s employment or reduction in the Covered Employee’s hours and a covered Dependent then experiences another of the events which would entitle such person to continued coverage, he or she may extend the 18-month continuation period to 36 months from the date of the event that first made him or her eligible for continued coverage. At the end of the 18-month or 36-month continuation period, the Covered Employee will be given the option to enroll in an individual conversion medical plan.
     Coverage may be terminated earlier than the above dates for an individual:
(a)	who becomes covered under another group health plan as an employee or otherwise, unless a pre-existing condition is not covered by the new plan;

(b)	who becomes eligible for Medicare;

(c)	who fails to make a required premium payment; or

(d)	whose Participating Employer ceases to provide a group health plan.
     The Covered Employee must notify the Committee upon the occurrence of events (a) or (b) above.
     WHAT IF THE COVERED EMPLOYEE BECOMES ENTITLED TO MEDICARE?
     If the Covered Employee becomes entitled to Medicare, regardless of whether this results in loss of the Covered Employee’s coverage under the Plan, the Covered Employee’s Dependents who are entitled to continued coverage are eligible for a continuation period of not shorter than 36 months from the date the Covered Employee becomes entitled to Medicare. This continuation period is measured from the time the Covered Employee is entitled to Medicare, not from the time his/her Dependents lose coverage. The total continuation period for the Covered

Employee’s Dependents may actually exceed 36 months, depending on when the Covered Employee becomes entitled to Medicare.
     ARE THERE ANY OTHER SITUATIONS THAT WOULD ALLOW FOR EXTENDED COVERAGE?
     If the Covered Employee and his/her Dependents lose coverage because of termination of the Covered Employee’s employment or reduction of hours and if the Covered Employee or a Dependent is determined by the Social Security Administration to have been disabled (as determined under the Social Security Act) during the first 60 days of continuation coverage, then the disabled individual (and other members of the Family Unit who are covered under COBRA) may extend the continued coverage period for 11 additional months, provided:
•	A notice of a Social Security determination is given to the Plan Administrator before the end of the initial 18-month period and within 60 days after the date of such determination.

•	The Plan may require payments of up to 150 percent of the applicable cost for providing the coverage for these 11 additional months.
     WHAT MUST I DO TO OBTAIN CONTINUED COVERAGE?
     Both the Covered Employee and the Participating Employer have responsibilities when certain events occur which qualify the Covered Employee for continued coverage.
     The Covered Employee or the Covered Employee’s eligible family members must notify the Committee immediately in the event of:
•	Divorce

•	Cessation of Dependent child coverage
     The Committee will notify any eligible family members who are affected by the event of their right to elect continued coverage.
     The Covered Employee or the Covered Employee’s eligible family members will be notified of the right to elect continued coverage within 14 days in the event of:
•	Termination of employment

•	Reduction in hours

•	The Covered Employee’s death

•	The Covered Employee’s entitlement to Medicare

     The Covered Employee or the Covered Employee’s eligible family members will have a 60-day period during which continued coverage may be elected. The 60-day period begins on the later of (1) the date the Covered Employee’s coverage terminates by reason of the qualifying event, or (2) the date the Covered Employee or the Covered Employee’s eligible family members were notified of the right to elect continued coverage. Please note: The Covered Employee is not eligible for continuation of coverage if the Covered Employee remains covered by another group health plan upon termination of coverage in the Plan.
     ADDITIONAL INFORMATION
     If the Covered Employee has any questions or needs further information about the continued coverage provision he/she should contact the Third Party Benefits Administrator, as identified in the Medical Plan Summary Plan Description.
     Also, if the Covered Employee has changed marital status, or if the Covered Employee or one of his/her Dependents has a change of address, the Third Party Benefits Administrator, as identified in the Medical Plan Summary Plan Description, should be notified.
XII . EXTENDED MEDICAL BENEFIT ON TERMINATION OF COVERAGE
     If a Covered Employee or a Covered Retiree becomes “disabled”, benefits will be payable subject to the applicable maximum and other provisions and exceptions of the Plan for Covered Expenses incurred as a result of the injury or sickness causing such disability provided that:
     12.1 In no event shall benefits be payable for charges for Covered Expenses rendered or received more than 24 months after the date such disability occurs, or the termination of the Plan, whichever is earlier.
     12.2 He/she remains continuously disabled from the same cause until the date the Covered Expenses are incurred.
     12.3 He/she does not become covered under any other group policy or plan, including any group basis service or prepayment plan, which entitles him/her to receive benefits for the injury or sickness causing the disability.
     For purposes of this Plan, a Covered Employee or Covered Retiree shall be deemed to be disabled if such individual is incapable of performing the material and substantial duties of his/her regular occupation due to physical or mental sickness or injury.
XIII. PROTECTED HEALTH INFORMATION
     13.1 General. This Article XIII is effective as of April 14, 2003. The Plan shall use and disclose protected health information (“PHI”) in accordance with the uses and disclosures required and permitted by the Health Insurance Portability and Accountability Act of 1996 (“HIPAA”). This includes, but is not limited to the following uses and disclosures by the Plan:

(a)	The Plan may use or disclose PHI for its own payment and health care operations, subject to the provisions of Section 13.3;

(b)	The Plan may disclose PHI of a Covered Individual for treatment activities of a health care provider;

(c)	The Plan may disclose PHI of a Covered Individual to another covered entity or a health care provider for the payment activities of that entity;

(d)	The Plan may disclose PHI of a Covered Individual to another covered entity for health care operations of that covered entity, if both the Plan and covered entity has or had a relationship with the Covered Individual, the PHI pertains to such relationship, and the disclosure is for a purpose listed in Section 13.2(b)(1), (2), or (3) or for the purpose of health care fraud and abuse detection or compliance;

(e)	The Plan may disclose PHI of a Covered Individual to another covered entity that participates in an organized health care arrangement with the Plan, for any health care operations activities of the organized health care arrangement; or

(f)	The Plan may use or disclose PHI of a Covered Individual in accordance with a specific authorization executed by such Covered Individual.
     13.2 Definitions. For purposes of this Article XIII, the following terms shall have the following meanings:
(a)	“Covered entity” means a health plan, a health care clearinghouse, or a health care provider who transmits any health information in electronic form.

(b)	“Health care operations” include, but are not limited to, the following activities of the Plan:
(1)	conducting quality assessment and improvement activities;

(2)	population-based activities relating to improving health or reducing health care costs, protocol development, case management and care coordination, disease management, contacting health care providers and Covered Individuals with information about treatment alternatives;

(3)	evaluating Plan performance;

(4)	determining required Covered Individual contributions for plan coverage and securing, placing or terminating a contract for reinsurance of risk relating to health care claims (including stop-loss insurance and excess of loss insurance);

(5)	conducting or arranging for medical review, legal services and auditing functions, including fraud and abuse detection and compliance programs;

(6)	business planning and development, such as conducting cost-management and planning-related analyses related to managing and operating the Plan, including formulary development and administration, development or improvement of payment methods or coverage policies;

(7)	business management and general administrative activities of the Plan, including, but not limited to:
(A)	management activities relating to the implementation of and compliance with HIPAA’s administrative simplification requirements;

(B)	customer service;

(C)	resolution of internal grievances;

(D)	the merger or consolidation of all or part of the Plan with an entity that is a “covered entity” under HIPAA or that will become a “covered entity” following such activity, and due diligence related to such activity; and

(E)	creating de-identified health information or a limited data set.
(c)	“Payment” includes activities undertaken by the Plan to obtain contributions or determine or fulfill its responsibility for coverage and provision of benefits to a Covered Individual under the Plan. These activities include, but are not limited to, the following:
(1)	determination of eligibility, coverage and cost sharing amounts;

(2)	coordination of benefits;

(3)	adjudication of claims and appeals under the Plan;

(4)	subrogation of health benefit claims;

(5)	billing, collection activities and related health care data processing;

(6)	claims management and related health care data processing, including auditing payments, investigating and resolving payment disputes and responding to Covered Individual inquiries about payments;

(7)	obtaining payment under a contract for reinsurance (including stop-loss and excess of loss insurance);

(8)	medical necessity reviews or reviews of appropriateness of care or justification of charges;

(9)	utilization review, including precertification, preauthorization, concurrent review and retrospective review; and

(10)	disclosure to consumer reporting agencies of any of the following PHI relating to the collection of contributions or reimbursement: name and address, date of birth, Social Security number, payment history, account number and name and address of the provider or health plan.
(d)	“Treatment” means the provision, coordination, or management of health care and related services by one or more health care providers, including the coordination or management of health care by a health care provider with a third party, consultation between health care providers relating to a patient, or the referral of a patient for health care from one health care provider to another.
     13.3 Disclosure to Participating Employer. The Plan may disclose PHI of a Covered Individual to the Participating Employer for the purposes set forth in Section 13.1, only if the Plan receives certification from the Company that the Plan has been amended to incorporate the provisions of Section 13.4.
     13.4 Participating Employer Agreements With Respect to PHI. Each Participating Employer agrees to:
(a)	Not use or further disclose PHI other than as permitted or required by the Plan document or as required by law;

(b)	Ensure that any agents, including a subcontractor, to whom a Participating Employer provides PHI received from the Plan, agree to the same restrictions and conditions that apply to a Participating Employer with respect to such PHI;

(c)	Not use or disclose PHI for employment-related actions and decisions unless authorized by the Covered Individual;

(d)	Not use or disclose PHI in connection with any other benefit or employee benefit plan of a Participating Employer, unless authorized by the Covered Individual, or unless in accordance with Section 13.1(e);

(e)	Report to the Plan’s Privacy Officer any PHI use or disclosure that it becomes aware of which is inconsistent with the uses or disclosures provided for;

(f)	Make PHI available to a Covered Individual in accordance with HIPAA’s access requirements;

(g)	Make PHI available to a Covered Individual for amendment and incorporate any amendments to PHI in accordance with HIPAA;

(h)	Make available to the Covered Individual the information required to provide an accounting of disclosures in accordance with HIPAA;

(i)	Make internal practices, books and records relating to the use and disclosure of PHI received from the Plan available to the Secretary of Health and Human Services for the purpose of determining the Plan’s compliance with HIPAA;

(j)	If feasible, return or destroy all PHI received from the Plan that a Participating Employer still maintains in any form, and retain no copies of such PHI when no longer needed for the purpose for which disclosure was made (or, if return or destruction is not feasible, limit further uses and disclosures to those purposes that make the return or destruction infeasible); and

(k)	Ensure that adequate separation as set forth in Section 13.5 is established.
     13.5 Adequate Separation Between the Plan and each Participating Employer.
(a)	In accordance with HIPAA, only the following individuals shall be given access to disclosed PHI:
(1)	Field Locations: Director of Human Resources, Assistant Director of Human Resources, Human Resources Manager, Human Resources Administrator, Human Resources Associate, Human Resources Assistant, Human Resources Secretary, Nurse, Purchasing Assistant (Garrettsville), Buyer (Marietta), Accounting Associate, Administrative Coordinator, and Production Manager (Garrettesville);

(2)	Corporate Human Resources: Director of Benefits, Benefits Analyst, Administrative Coordinator, Human Resources Assistant, Director of Human Resources and Facility Services, and Compensation and Benefits Administrator;

(3)	Corporate Legal: Employee Benefits Counsel, Senior Labor Counsel, and Labor/Employment Legal Assistant; and

(4)	Corporate Internal Audit: Audit Director, IT Audit Team Leaders, Audit Project Leader, Audit Manager, and Manager Special Investigations.
(b)	The individuals described in subsection (a) may only have access to and use PHI for Plan administration functions that the Participating Employer performs for the Plan.

(c)	If the individuals described in subsection (a) do not comply with this Article, sanctions will be imposed in accordance with the Participating Employer’s discipline rules and procedures for violations of other policies of the Participating Employer. Sanctions may range from a warning to termination of employment, depending on the circumstances of the violation. Circumstances to consider include:
(1)	the nature and severity of the violation;

(2)	whether the violation was intentional or unintentional;

(3)	whether the violation was an isolated occurrence or a pattern of unauthorized use and disclosure of PHI;

(4)	any history of past violations;

(5)	the sanctions imposed for similar violations;

(6)	whether the employee reported the violation on his or her own; and

(7)	the employee’s willingness to cooperate with the investigation of the violation.
XIV. FUNDING
     Benefits provided under the Plan will provide through insurance policies.
XV. TAX CONSEQUENCES
     Benefits provided under this Plan are not taxable as ordinary income under current tax laws.
     Please note that the tax laws change frequently. A Covered Individual will be advised if a tax law change has any effect on the Covered Individual’s Plan coverage.
XVI. MODIFICATION AND TERMINATION OF COVERAGE
     The Company and the Committee are each empowered to amend, modify or terminate this Plan at any time. The Company reserves the right to assign its rights and obligations under the Plan to a third party.
XVII. FILING A CLAIM
     Claim forms for the Plan should be submitted along with itemized bills to the Third Party Benefits Administrator, as identified in the Medical Plan Summary Plan Description. The Third Party Benefits Administrator will honor an assignment to the treating physician, hospital, etc., of all benefits paid through the Energizer Health Care Program but all payments made through the Plan will be to the Covered Employee.

     IN WITNESS WHEREOF, EPAC has caused this 2009 Restatement of the Plan to be executed this 23rd day of December, 2008.

ENERGIZER HOLDINGS, INC.
By:	/s/ Peter J. Conrad
Title:	Vice President Human Resources